Carlsmed Announces Preliminary Revenue for the Fourth Quarter and Full Year 2025

Fourth quarter 2025 revenue of ~$15.2 million, representing ~61% growth over Q4 2024

2025 revenue of ~$50.5 million; representing ~86% growth over 2024

CARLSBAD, Calif., Jan. 12, 2025 (GLOBE NEWSWIRE) -- Carlsmed, Inc. (Nasdaq: CARL) (“Carlsmed” or the “Company”), a medical technology company pioneering AI-enabled personalized spine surgery solutions, today announced preliminary and unaudited revenue for the fourth quarter and year ended December 31, 2025.

Preliminary Q4 & FY 2025 Revenue Results

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Fourth quarter 2025 revenue was approximately $15.2 million, an approximate 61% increase compared to the fourth quarter 2024.
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Full year 2025 revenue was approximately $50.5 million, an approximate 86% increase compared to the full year 2024.

“Our fourth quarter commercial performance capped a transformational year for Carlsmed and underscores the power of aprevo®. This platform technology provides surgeons with greater procedural predictability and has the potential to meaningfully improve clinical outcomes in spine fusion and lower the total cost of care for the healthcare system. With growing enthusiasm for aprevo®, we added 101 new surgeon users in 2025, representing a 61% increase in our total surgeon user base over the prior year,” said Mike Cordonnier, Chairman and CEO of Carlsmed. “As we enter 2026, we are focused on executing our strategy for the next phase of growth with operational excellence. We are energized by the momentum in our business and the recent launch of aprevo® cervical, with highly encouraging early surgeon feedback for our patient-specific cervical solution. In 2026, we anticipate growing recognition and adoption of aprevo® as a platform technology that we believe is capable of transforming surgical standards and patient outcomes in spine fusion.”

The preliminary unaudited revenue results described in this press release are estimates only and subject to revision and adjustment until the Company reports its full financial results for 2025 in its Annual Report on Form 10-K.

About Carlsmed

Carlsmed is a medical technology company pioneering AI-enabled personalized spine surgery solutions with a mission to improve outcomes and decrease the cost of healthcare for spine surgery and beyond.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects, including statements regarding Carlsmed’s preliminary estimated results for the fourth quarter and full year 2025 revenue, the potential of Carlsmed’s products, Carlsmed’s growth prospects, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including such important factors as are set forth under the caption “Risk Factors” in the Carlsmed’s Registration Statement on Form S-1 on file with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent Carlsmed’s views as of the date of this press release. Carlsmed anticipates that subsequent events and developments will cause its views to change. However, while Carlsmed may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Carlsmed’s views as of any date subsequent to the date of this press release.

Investor Relations
Caroline Corner, PhD

IR@Carlsmed.com

Media
LeAnn Burton
Senior Director Brand Marketing
LBurton@Carlsmed.com